FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-14

--- Original Sender: WELLS ABF SYNDICATE WELLS FARGO, WELLS FARGO SECURITI ---

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: May 20 2014 09:22:39

WF COMMERCIAL MORTGAGE TRUST 2014-LC16 - PUBLIC NEW ISSUE **PRICE GUIDANCE** $846.222 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/KBRA/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY	GUID
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	51.024	2.78	30.000%	43.3%	16.2%	+38A
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	112.071	4.88	30.000%	43.3%	16.2%	+53A
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	14.089	6.84	NOT AVAILABLE
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	185.000	9.84	30.000%	43.3%	16.2%
A-5	AAA(sf)/AAA(sf)/Aaa(sf)	246.235	9.91	30.000%	43.3%	16.2%	+82-83
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	73.429	7.43	30.000%	43.3%	16.2%	+72-73
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	53.574	9.93	24.500%	46.7%	15.1%	+105A
B	AA(low)(sf)/AA-(sf)/Aa3(sf)	71.837	9.93	17.125%	51.3%	13.7%	+135A
C	A(low)(sf)/A-(sf)/A3(sf)	38.963	10.00	13.125%	53.8%	13.1%	+185A
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	735.422	N/A	N/A	N/A	N/A
X-B	AAA(sf)/AAA(sf)/NR	170.462	N/A	N/A	N/A	N/A
NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/KBRA/MDY	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
D	BBB(low)(sf)/BBB-(sf)/NR	59.662	10.01	7.000%	57.6%	12.2%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$974,069,228
NUMBER OF LOANS:	82
NUMBER OF PROPERTIES:	184
WA CUT-OFF LTV:	63.9%
WA BALLOON LTV:	55.3%
WA U/W DSCR:	1.68x
WA U/W NOI DEBT YIELD:	11.4%
WA MORTGAGE RATE:	4.918%
TOP TEN LOANS %:	45.2%
WA TERM TO MATURITY (MOS):	112
WA AMORTIZATION TERM (MOS):	350
WA SEASONING (MOS):	1

LOAN SELLERS:	LCF (34.6%), WFB (31.4%), RBS (21.8%),
RMF (12.2%)
TOP 5 PROPERTY TYPES:	RETAIL (42.6%), HOSPITALITY (14.2%),
OFFICE (12.1%), SELF STORAGE (10.5%),
MULTIFAMILY (8.6%)

TOP 5 STATES:	TX(16.4%), CA(12.8%), NJ(12.3%), FL(8.1%), PA(7.4%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	LNR PARTNERS, LLC
SUBORDINATE CLASS REP:	LNR SECURITIES HOLDINGS LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY FWP:	MAY 15, 2014
PRESALE REPORTS:	MID-WEEK OF 5/12
ANTICIPATED PRICING:	MID-WEEK OF 5/19
ANTICIPATED SETTLEMENT:	JUNE 11, 2014

ROADSHOW
NEW YORK 1x1's:	WED, 5/14
CONFERENCE CALLS:	UPON DEMAND

HARTFORD, BREAKFAST:	THURS, 5/15 @ 8:30AM EDT, MAX DOWNTOWN
BOSTON, LUNCH:	THURS, 5/15 @ 12:00PM EDT, THE LANGHAM
MINNEAPOLIS, BREAKFAST:	THURS, 5/15 @ 7:30AM CDT, GRAND HOTEL MINNEAPOLIS

GLOBAL INVESTOR CALL
 PRE-RECORDED: WWW.NETROADSHOW.COM
 REVIEW CODE: LOANS2014

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (''SEC'') (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------
If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:
https://www.wellsfargo.com/com/disclaimer/wfsjb4.